Exhibit 99.1
Blueknight Energy Partners, L.P.
Announces First Quarter 2014 Results

OKLAHOMA CITY - May 6, 2014 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $12.6 million for the first quarter of 2014 as compared to $14.9 million for the same period in 2013. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $3.9 million on total revenues from continuing operations of $46.4 million for the three months ended March 31, 2014, compared to net income of $6.0 million on total revenues from continuing operations of $44.5 million for the three months ended March 31, 2013.

The Partnership previously announced a first quarter 2014 cash distribution of $0.13 per common unit, a 2.8% increase over the previous quarter’s distribution and a 10.6% increase over the first quarter of 2013’s distribution, and a $0.17875 distribution per preferred unit payable on May 15, 2014 on all outstanding common and preferred units to unitholders of record as of the close of business on May 5, 2014. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, to be filed with the Securities and Exchange Commission on May 7, 2014.

Comments from BKEP’s CEO, Mark Hurley

“Our first quarter 2014 results are in line with our expectations and revenues increased from the first quarter of 2013 in spite of the downward pressure on Cushing storage rates. I am pleased with the continued performance of our trucking transportation business. The current backwardation occurring in the crude oil market creates patterns favoring our trucking and pipeline transportation businesses over our crude storage business. Our trucking volumes increased 23% as compared to the first quarter of 2013. This increase, however, was offset by decreases in our storage and terminalling segment and the timing of scheduled repair and maintenance expenses. As previously discussed, we expect cash flow to increase as we progress through 2014 from the recently completed southern Oklahoma Arbuckle pipeline system and the first phases of the west Texas Pecos River pipeline and the connectivity optimization project at the Cushing terminal. We are moving forward to complete the second phases of the Pecos River pipeline and Cushing connectivity project during the second quarter.”

“As a key element of our commitment to execute on high-growth projects, we continue to push forward on our previously discussed east Texas Woodbine pipeline project. This is a potential project to construct a 140 mile pipeline originating just north of Madisonville, Texas and terminating near Houston. We remain optimistic on the significance of this project to enhance our overall growth profile moving forward. We continue to explore numerous expansion opportunities in the active west Texas plays including a potential north extension on the Pecos River pipeline and additional connection and gathering projects.”

“The benefits of a diversified portfolio of business segments are underscored in our results this quarter. Despite weakness in our storage and terminalling business segment, we continue to experience improvements in our transportation segments and remain confident that we will have success executing on our growth plans.”

Results of Operations

The following table summarizes the financial results for the three months ended March 31, 2013 and 2014 (in thousands except per unit data):
BLUEKNIGHT ENERGY PARTNERS, L.P. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per unit data)

	Three Months ended March 31,
	2013	2014

Service revenue:
Third party revenue	$32,057	$34,236
Related party revenue	12,479	12,206
Total revenue	44,536	46,442
Expenses:
Operating	31,484	35,500
General and administrative	4,667	4,487
Total expenses	36,151	39,987
Gain (loss) on sale of assets	(216)	397
Operating income	8,169	6,852
Other income (expense):
Equity loss in unconsolidated affiliate	(56)	(204)
Interest expense (net of capitalized interest of $242 and $80, respectively)	(2,732)	(2,655)
Income from continuing operations before income taxes	5,381	3,993
Provision for income taxes	74	101
Income from continuing operations	5,307	3,892
Discontinued Operations:
Income from discontinued operations	715	—
Net income	$6,022	$3,892

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$187	$93
Preferred interest in net income	$5,391	$5,391
Income (loss) available to limited partners	$444	$(1,592)

Basic and diluted net loss from continuing operations per common unit	$(0.01)	$(0.07)
Basic and diluted net income from discontinued operations per common unit	$0.03	$—
Basic and diluted net income (loss) per common unit	$0.02	$(0.07)

Weighted average common units outstanding - basic and diluted	22,675	22,900

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, and gain or loss on sale of assets (both from continuing and discontinued operations). The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended March 31,
	2013	2014
Net income	$6,022	$3,892
Interest expense	2,732	2,655
Income taxes	74	101
Depreciation and amortization	5,823	6,317
(Gain) loss on sale of assets	216	(397)
Loss on sale of assets included in income from discontinued operations	6	—
Adjusted EBITDA	$14,873	$12,568

Investor Conference Call

The Partnership will discuss first quarter 2014 results during a conference call on Wednesday, May 7, 2014 at 2:00 p.m. CDT (3:00 p.m. EDT). The conference call will be accessible through the Investors Section of the Partnership's Website at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International participants will be able to connect to the conference call by calling 1-412-317-6026.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Website for 30 days, and a recording will be available by phone for 14 days. The replay will be available by calling 1-877-870-5176 in the U.S. or 1-858-384-5517 from international locations. The passcode for both call-in numbers is 10045969.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 920 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.0 million barrels of combined asphalt product and residual fuel oil storage located at 42 terminals in 21 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900